EX-99.1 2 newsrelease.htm PRESS RELEASE
EXHIBIT 99.1
First Citizens Reports Earnings for Fourth Quarter 2011
RALEIGH, N.C., Mar. 7, 2012 (GLOBE NEWSWIRE) -- First Citizens BancShares Inc. (Nasdaq:FCNCA) reports earnings for the quarter ending December 31, 2011, of $30.5 million, compared to $30.1 million for the corresponding period of 2010, according to Frank B. Holding Jr., chairman of the board. Net income for the fourth quarter of 2011 increased $462,000, or 1.5 percent, from the same quarter of 2010.
Per share income for the fourth quarter of 2011 totaled $2.97, compared to $2.88 for the same period a year ago. First Citizens' current quarter results generated an annualized return on average assets of 0.58 percent and an annualized return on average equity of 6.48 percent, compared to respective returns of 0.56 percent and 6.91 percent for the same period of 2010. Higher earnings during the fourth quarter 2011 were caused by improvements in net interest income resulting from the favorable impact of the assets acquired in the FDIC-assisted transactions and higher noninterest income from favorable adjustments to the FDIC receivable, offset by significantly higher provision for loan losses during the fourth quarter of 2011.
For the year ending December 31, 2011, net income equaled $195.0 million, or $18.80 per share, compared to $193.0 million, or $18.50 per share, earned during 2010. Net income as a percentage of average assets was 0.92 percent during 2011, compared to 0.93 percent during 2010. The return on average equity was 10.77 percent for 2011, compared to 11.54 percent for 2010. The $2.0 million, or 1.0 percent, increase in net income reflects increases in net interest income and noninterest income substantially offset by higher provision expense and noninterest expense.
The comparability of BancShares' results of operations for the fourth quarter and year ending December 31, 2011, are affected by the FDIC-assisted transactions. Acquisition gains are recorded at the date of the transaction and result from the difference between the estimated fair values of acquired assets and assumed liabilities. Various post-acquisition adjustments to the carrying value of acquired assets may have a significant impact on net interest income, provision for loan and lease losses and noninterest income. Accretable fair value discounts recorded on acquired loans are recognized in income over the estimated life of the loans, with accelerated accretion recognized if repayments occur sooner than originally estimated. In cases where post-acquisition deterioration of credit quality is identified for acquired loans, allowances are established through the provision for loan and lease losses. When credit quality improves subsequent to the date of acquisition, fair value discounts that were initially identified as nonaccretable are reclassified as accretable and are recognized over the remaining life of the loan. For loans covered under FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
FOURTH QUARTER 2011 HIGHLIGHTS

•	Fourth quarter net interest income totaled $242.4 million, up 6.1 percent from the fourth quarter of 2010.

•	Average loans and leases, including those acquired in FDIC-assisted transactions, increased $452.0 million, or 3.3 percent from the fourth quarter of 2010.

•	Average deposits, including those assumed in FDIC-assisted transactions, decreased $191.5 million, or 1.1 percent from the fourth quarter of 2010.

•
Fourth quarter 2011 earnings were influenced by several significant items arising from the FDIC-assisted transactions, including $70.4 million of provision for loan and lease losses, $104.1 million in interest income from accretion of fair value discounts primarily related to various items including unscheduled payments, and a $57.7 million reduction in charges to noninterest income arising from adjustments to the FDIC receivable.

•	Net charge-offs on noncovered loans equaled $17.1 million, or 0.58 percent of average noncovered loans.
2011 YEAR-TO-DATE HIGHLIGHTS

•	Net interest income for 2011 totaled $871.0 million, up 12.5 percent from 2010.

•	Average loans and leases, including loans acquired in FDIC-assisted transactions, increased $184.6 million, or 1.3 percent from 2010.

•	Average deposits, including those assumed in FDIC-assisted transactions, increased $234.1 million, or 1.3 percent from 2010.

•
Earnings for 2011 were influenced by significant items arising from FDIC-assisted transactions: $150.4 million in acquisition gains, $174.5 million in provision for loan and lease losses, $319.4 million in interest income from accretion of fair value discounts including discounts related to unscheduled repayments and $19.3 million of charges to noninterest income for adjustments to the FDIC receivable.

•
Earnings for 2010 were influenced by significant items arising from FDIC-assisted transactions: $136.0 million in acquisition gains, $86.9 million in provision for loan and lease losses, $181.4 million in interest income from accretion of fair value discounts including discounts related to unscheduled repayments and $46.8 million of charges to noninterest income for adjustments to the FDIC receivable.

•	Net charge-offs on noncovered loans equaled $53.4 million, or 0.5 percent of average noncovered loans.

•	Noninterest expenses increased $59.5 million, or 8.1 percent, due primarily to FDIC-assisted transactions.
NET INTEREST INCOME
Fourth quarter net interest income increased $14.0 million, or 6.1 percent, from the same period of 2010, due to the accretion of fair value discounts. Average interest-earning assets decreased $68.3 million, or 0.4 percent, due primarily to reductions in deposit funding. During the fourth quarter of 2011, interest income included $104.1 million of fair value discount accretion related to covered loans. The taxable-equivalent net yield on interest-earning assets increased 31 basis points when compared to the fourth quarter of 2010. The increase in the net yield was primarily due to lower rates on interest-bearing liabilities and the favorable impact of acquired loans and assumed deposits, including the impact of fair value discounts accreted into income during the fourth quarter of 2011.
Interest-earning assets averaged $18.67 billion during the fourth quarter of 2011. Average loans increased $452.0 million, or 3.3 percent, since the fourth quarter of 2010, due to acquisition activity. Average investment securities grew $106.8 million, or 2.7 percent, principally resulting from the investment of the proceeds from the reduction in overnight investments.
Average interest-bearing liabilities decreased by $668.8 million, or 4.4 percent, during the fourth quarter of 2011, due to lower levels of deposits. The rate on interest-bearing liabilities decreased 34 basis points to 0.81 percent during the fourth quarter of 2011 as market interest rates continued to contract.
Net interest income increased $96.7 million, or 12.5 percent, during 2011, due to balance sheet growth resulting primarily from the FDIC-assisted transactions and $319.4 million of accretion of fair value discounts recorded in 2011.
Average interest-earning assets for 2011 increased $366.5 million, or 2.0 percent, due primarily to the

FDIC-assisted transactions. Average loans and leases grew $184.6 million, or 1.3 percent, during 2011. The taxable-equivalent net yield on interest-earning assets increased 43 basis points to 4.65 percent during 2011 versus 4.22 percent recorded during 2010, primarily due to acquired loan fair value discount accretion recognized during 2011.
Average interest-bearing liabilities decreased $190.4 million, or 1.2 percent, due to anticipated runoff of assumed deposits.
PROVISION FOR LOAN AND LEASE LOSSES
The provision for loan and lease losses equaled $89.3 million during the fourth quarter of 2011, a $54.4 million increase from the same period of 2010, primarily due to a $46.0 million increase in the amount recognized for post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. Net charge-offs on noncovered loans during the fourth quarter of 2011 equaled $17.1 million, compared to $9.0 million during the fourth quarter of 2010 due primarily to higher charge-offs on revolving mortgage loans. On an annualized basis, noncovered net charge-offs for the fourth quarter of 2011 represented 0.58 percent of average noncovered loans and leases, compared to 0.31 percent for the same period of 2010. Net charge-offs resulting from post-acquisition deterioration of covered loans equaled $56.2 million during the fourth quarter of 2011.
The provision for loan and lease losses totaled $232.3 million for 2011, compared to $143.5 million during 2010, an $88.8 million increase. The provision for acquired loans increased $87.6 million in 2011 resulting from post-acquisition deterioration of acquired loans covered by FDIC loss share agreements. Net charge-offs on noncovered loans totaled $53.4 million in 2011, up $3.8 million from the $49.6 million of net charge-offs recorded during 2010. Net charge-offs on noncovered loans for 2011 represent 0.46 percent of average noncovered loans and leases, compared to 0.43 percent for 2010. Net charge-offs on covered loans during 2011 equaled $136.5 million, or 5.49 percent of average covered loans compared to $39.1 million, or 1.76 percent, of average covered loans during 2010.
NONINTEREST INCOME
Noninterest income increased $53.6 million, or 103.7 percent, from the fourth quarter of 2010, due primarily to a $57.7 million reduction in net charges resulting from adjustments to the FDIC receivable for assets covered by loss share agreements. The adjustment to the FDIC receivable represents the impact of reductions to the receivable resulting from large unscheduled acquired loan payments and other acquired loan adjustments, partially offset by increases to the receivable resulting from post-acquisition deterioration of acquired loans. Cardholder and merchant services income decreased $4.6 million, or 16.9 percent, during the fourth quarter of 2011, due to newly imposed limitations on interchange fees for debit card transactions. Due to changes in the posting order of transactions and daily overdraft limits that became effective during 2011, deposit service charges declined $1.5 million, or 8.9 percent, during the fourth quarter of 2011 versus the fourth quarter of 2010.
Acquisition gains recorded during 2011 totaled $150.4 million, compared to $136.0 million during 2010, all of which resulted from FDIC-assisted transactions. Exclusive of acquisition gains, noninterest income increased $43.7 million, or 16.2 percent, principally due to a $9.7 million gain on the purchase and redemption of $21.5 million of long-term obligations recognized during 2011. Cardholder and merchant services income increased $3.2 million, due to higher transaction volume, while income from wealth management services increased $3.6 million. Deposit service charges declined $10.0 million, or 13.5 percent, the net impact of lower fees from overdrafts and commercial service charges partially offset by incremental service charges for deposit accounts resulting from FDIC-assisted transactions.
NONINTEREST EXPENSE
Noninterest expense equaled $211.6 million during the fourth quarter of 2011, up slightly from 2010. Salary expense increased $1.7 million, or 2.3 percent, due to higher head count and merit increases.

Occupancy expense and collection expenses increased due to the FDIC-assisted transactions, while higher equipment costs were driven by continued technology investments. Growth in transaction volume caused cardholder and merchant processing expense to increase. These increases were partially offset by reduced foreclosure-related costs and employee benefits expense.
Noninterest expense increased $59.5 million, or 8.1 percent, during 2011 with $17.6 million attributable to various costs arising from the FDIC-assisted transactions. Salary expense increased $10.2 million during 2011, resulting from staff increases and merit increases. Equipment expenses increased $3.1 million, or 4.6 percent, due principally to higher hardware and software costs. Foreclosure-related expenses increased $25.7 million from 2010, due to costs incurred in the resolution of covered other real estate owned (OREO).
NONPERFORMING ASSETS
Nonperforming assets not covered by FDIC loss share agreements totaled $226.9 million on December 31, 2011, compared to $196.7 million as of December 31, 2010. Nonperforming assets not covered by FDIC loss share agreements represent 1.95 percent of non-covered loans, leases and OREO as of December 31, 2011, compared to 1.71 percent as of December 31, 2010. The increase in nonperforming assets was caused by higher levels of restructured loans. Nonperforming assets covered by FDIC loss share agreements totaled $576.9 million as of December 31, 2011, compared to $329.2 million as of December 31, 2010, due to nonperforming assets resulting from the 2011 FDIC-assisted transactions and changes in nonperforming assets related to the 2010 FDIC-assisted transactions.
CAPITAL
First Citizens BancShares remains well capitalized with a leverage capital ratio of 9.90 percent on December 31, 2011, up from 9.18 percent on December 31, 2010, due to strong earnings in 2011 combined with no growth in tangible assets. Both the total risk-based capital and tier 1 risk-based capital ratios increased from December 31, 2010, to levels of 17.27 percent and 15.41 percent on December 31, 2011, respectively.
As of December 31, 2011, BancShares had total assets of $20.88 billion.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through a network of 430 branch offices, telephone banking, online banking and ATMs. For more information, visit First Citizens' Web site at firstcitizens.com.

This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens' actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens' filings with the SEC.

CONTACT:     Barbara Thompson
        First Citizens BancShares
        (919) 716-2716

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2011	2010	2011	2010
Interest income	$272,176	$272,605	$1,015,159	$969,368
Interest expense	29,758	44,200	144,192	195,125
Net interest income	242,418	228,405	870,967	774,243
Provision for loan and lease losses	89,253	34,890	232,277	143,519
Net interest income after provision for loan and lease losses	153,165	193,515	638,690	630,724
Gains on acquisitions	—	—	150,417	136,000
Other noninterest income	105,238	51,674	313,949	270,214
Noninterest expense	211,583	201,799	792,925	733,376
Income before income taxes	46,820	43,390	310,131	303,562
Income taxes	16,273	13,305	115,103	110,518
Net income	$30,547	$30,085	$195,028	$193,044
Taxable-equivalent net interest income	$243,309	$229,362	$874,727	$778,382
Net income per share	$2.97	$2.88	$18.80	$18.50
Cash dividends per share	0.30	0.30	1.20	1.20
Profitability Information (annualized)
Return on average assets	0.58%	0.56%	0.92%	0.93%
Return on average equity	6.48	6.91	10.77	11.54
Taxable-equivalent net yield on interest-earning assets	5.17	4.86	4.65	4.22
CONDENSED BALANCE SHEETS
			December 31	December 31
(thousands, except share data; unaudited)			2011	2010
Assets
Cash and due from banks			$590,801	$460,178
Investment securities			4,058,245	4,512,608
Loans covered by FDIC loss share agreements			2,362,152	2,007,452
Loans and leases not covered by FDIC loss share agreements			11,581,637	11,480,577
Less allowance for loan and lease losses			270,144	227,765
Receivable from FDIC for loss share agreements			539,511	623,261
Other assets			2,019,291	1,950,348
Total assets			$20,881,493	$20,806,659
Liabilities and shareholders' equity
Deposits			$17,577,274	$17,635,266
Other liabilities			1,443,091	1,438,431
Shareholders' equity			1,861,128	1,732,962
Total liabilities and shareholders' equity			$20,881,493	$20,806,659
Book value per share			$180.97	$166.08

SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2011	2010	2011	2010
Total assets	$21,042,227	$21,139,117	$21,135,572	$20,841,180
Investment securities	4,056,949	3,950,121	4,215,761	3,641,093
Loans and leases	14,093,034	13,641,062	14,050,453	13,865,815
Interest-earning assets	18,670,998	18,739,336	18,824,668	18,458,160
Deposits	17,679,125	17,870,665	17,776,419	17,542,318
Interest-bearing liabilities	14,635,353	15,304,108	15,044,889	15,235,253
Shareholders' equity	$1,869,479	$1,742,740	$1,811,520	$1,672,238
Shares outstanding	10,286,271	10,434,453	10,376,445	10,434,453

CAPITAL INFORMATION
			December 31	December 31
(dollars in thousands; unaudited)			2011	2010
Tier 1 capital			$2,072,610	$1,935,559
Total capital			2,323,022	2,206,890
Risk-weighted assets			13,447,702	13,021,521
Tier 1 capital ratio			15.41%	14.86%
Total capital ratio			17.27	16.95
Leverage capital ratio			9.90	9.18

ASSET QUALITY DISCLOSURES
	2011				2010	December 31
	Fourth	Third	Second	First	Fourth
(dollars in thousands; unaudited)	Quarter	Quarter	Quarter	Quarter	Quarter	2011	2010

Allowance for loan and lease losses at beginning of period	$254,184	$250,050	$232,597	$227,765	$218,046	$227,765	$172,282
Adjustment resulting from adoption of change in accounting for QSPEs and controlling financial interests effective January 1, 2010	—	—	—	—	—	—	681
Provision for loan and lease losses:
Covered by loss share agreements	70,408	30,317	41,196	32,557	24,411	174,478	86,872
Not covered by loss share agreements	18,845	14,311	12,781	11,862	10,480	57,799	56,647
Net charge-offs of loans and leases:
Charge-offs	(74,698)	(42,314)	(38,222)	(41,606)	(27,134)	(196,840)	(95,316)
Recoveries	1,405	1,820	1,698	2,019	1,962	6,942	6,599
Net charge-offs of loans and leases	(73,293)	(40,494)	(36,524)	(39,587)	(25,172)	(189,898)	(88,717)
Allowance for loan and lease losses at end of period	$270,144	$254,184	$250,050	$232,597	$227,765	$270,144	$227,765
Allowance for loan and lease losses at end of period allocated to loans and leases:
Covered by loss share agreements	$89,261	$75,050	$69,435	$54,629	$51,248	$89,261	$51,248
Not covered by loss share agreements	180,883	179,134	180,615	177,968	176,517	180,883	176,517
Allowance for loan and lease losses at end of period	$270,144	$254,184	$250,050	$232,597	$227,765	$270,144	$227,765
Detail of net charge-offs of loans and leases:
Covered by loss share agreements	$56,197	$24,702	$26,390	$29,176	$16,192	$136,465	$39,124
Not covered by loss share agreements	17,096	15,792	10,134	10,411	8,980	53,433	49,593
Total net charge-offs	$73,293	$40,494	$36,524	$39,587	$25,172	$189,898	$88,717
Reserve for unfunded commitments	$7,789	$7,962	$7,854	$7,512	$7,246	$7,789	$7,246
Average loans and leases:
Covered by loss share agreements	2,443,665	2,500,807	2,490,964	2,464,277	2,096,312	2,484,482	2,227,234
Not covered by loss share agreements	11,649,369	11,672,417	11,537,145	11,439,777	11,544,750	11,565,971	11,638,581
Loans and leases at period-end:
Covered by loss share agreements	2,362,152	2,557,450	2,399,738	2,628,409	2,007,452	2,362,152	2,007,452
Not covered by loss share agreements	11,581,637	11,603,526	11,528,854	11,425,312	11,480,577	11,581,637	11,480,577
Risk Elements
Nonaccrual loans and leases:
Covered by loss share agreements	$302,102	$291,890	$267,333	$223,617	$160,024	$302,102	$160,024
Not covered by loss share agreements	52,741	59,603	73,441	79,856	78,814	52,741	78,814
Other real estate:
Covered by loss share agreements	148,599	160,443	150,636	137,479	112,748	148,599	112,748
Not covered by loss share agreements	50,399	48,616	49,028	49,584	52,842	50,399	52,842
Troubled debt restructurings:
Covered by loss share agreements	126,240	92,987	61,880	44,603	56,398	126,240	56,398
Not covered by loss share agreements	123,796	86,406	86,929	77,376	64,995	123,796	64,995
Total nonperforming assets	$803,877	$739,945	$689,247	$612,515	$525,821	$803,877	$525,821
Nonperforming assets covered by loss share agreements	$576,941	$545,320	$479,849	$405,699	$329,170	$576,941	$329,170
Nonperforming assets not covered by loss share agreements	226,936	194,625	209,398	206,816	196,651	226,936	196,651
Total nonperforming assets	$803,877	$739,945	$689,247	$612,515	$525,821	$803,877	$525,821
Ratios
Net charge-offs (annualized) to average loans and leases:
Covered by loss share agreements	9.12%	3.92%	4.25%	4.80%	3.06%	5.49%	1.76%
Not covered by loss share agreements	0.58	0.54	0.35	0.37	0.31	0.46	0.43
Allowance for loan and lease losses to total loans and leases:
Covered by loss share agreements	3.78	2.93	2.89	2.08	2.55	3.78	2.55
Not covered by loss share agreements	1.56	1.54	1.57	1.56	1.54	1.56	1.54
Nonperforming assets to total loans and leases plus other real estate:
Covered by loss share agreements	22.98	20.06	18.81	14.67	17.14	22.98	17.14
Not covered by loss share agreements	1.95	1.67	1.81	1.80	1.71	1.95	1.71
Total	5.68	5.15	4.88	4.30	4.10	5.68	4.10